EXHIBIT 10.32

AMENDMENT NUMBER TWO

TO THE

FOUNDATION HEALTH SYSTEMS, INC.

AMENDED AND RESTATED

1998 STOCK OPTION PLAN

WHEREAS, Health Net, Inc. (the “Company”) maintains the Foundation Health Systems, Inc. Amended and Restated 1998 Stock Option Plan (the “Plan”) for the benefit of key employees and directors of the Company;

WHEREAS, the Company desires to amend the Plan to permit the Company to withhold fractional shares of common stock of the Company, par value $0.001 (“Common Stock”); and

WHEREAS, the Board of Directors of the Company (the “Board”) has the power to amend the Plan pursuant to Section 6.2 thereof; and

WHEREAS, the Compensation Committee of the Board has recommended that the Board amend the Plan as provided below.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows:

1.	Section 4.2(c) of the Plan is hereby amended by deleting the second sentence thereof, which states “If payment is to be made by delivery of Mature Shares, any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee” and replacing it with the following sentence:

“In the event the Company rounds up and withholds a whole share of Common Stock in order to satisfy the exercise price obligation in respect of the exercise price of any fraction of a share of Common Stock, the Company shall refund an amount in cash to optionee, which amount shall equal the difference between the Fair Market Value of the whole share of Common Stock withheld to satisfy the exercise price obligation, less the Fair Market Value of such fractional share of Common Stock.”

2.	Section 6.5 of the Plan is hereby amended by deleting the last sentence thereof: “Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder” and replacing it with the following sentence:

“Notwithstanding the foregoing sentence, in the event the Company rounds up and withholds a whole share of Common Stock in order to satisfy such tax obligation in respect of any fraction of a share of Common Stock, the Company shall refund an amount in cash to optionee, which amount shall equal the difference between the Fair Market Value of the whole share of Common Stock withheld to satisfy such tax obligation, less the Fair Market Value of such fractional share of Common Stock.”

IN WITNESS WHEREOF, Health Net, Inc. has caused this instrument to be signed on this 14th day of January, 2009.

HEALTH NET, INC.

By:	/s/ Karin Mayhew
Name:	Karin Mayhew
Title:	Senior Vice President, Organization Effectiveness